Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2008 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 9, 2009 — VISANT CORPORATION today announced results for its fiscal year ended January 3, 2009, including consolidated net sales of $1,365.6 million, compared to $1,270.2 million for its fiscal year ended December 29, 2007, an increase of approximately 8%. Consolidated net income from operations increased by 11% during fiscal year 2008 to $87.0 million from $78.2 million of consolidated net income from continuing operations for fiscal year 2007. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) from operations for fiscal year 2008 of $313.8 million, an increase of 3% compared to consolidated EBITDA from continuing operations of $305.0 million for fiscal year 2007. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $339.9 million for fiscal year 2008, an increase of 9% compared to consolidated Adjusted EBITDA from continuing operations of $313.1 million for the comparable period in 2007.

For Visant’s fourth quarter ended January 3, 2009, consolidated net sales were $294.2 million compared to consolidated net sales from continuing operations for the fourth quarter ended December 29, 2007 of $274.5 million, an increase of 7%. In addition, the company reported a consolidated net loss for the fourth quarter of 2008 of $2.6 million, compared to consolidated net income from continuing operations of $3.3 million for the fourth quarter of 2007. Consolidated EBITDA for the fourth quarter of 2008 was $41.9 million, a decrease of 12% compared to consolidated EBITDA of $47.5 million from continuing operations for the fourth quarter of 2007. Consolidated Adjusted EBITDA was $50.6 million for the fourth quarter of 2008, a decrease of 1% compared to consolidated Adjusted EBITDA from continuing operations of $51.2 million for the fourth quarter of 2007.

Fiscal Year 2008

For the fiscal year ended January 3, 2009, net sales for the Scholastic segment were $472.4 million, an increase of 1% compared to $465.4 million for the 2007 fiscal year. The increase was primarily attributable to incremental volume driven by the acquisition of Neff Motivation, Inc., which occurred during the first quarter of 2007, and the impact of price increases for jewelry products, partially offset by lower jewelry sales due to an unfavorable shift in metal mix to lower priced metals.

Net sales for the Memory Book segment were $393.3 million for the fiscal year ended January 3, 2009, an increase of 6% compared to $372.1 million for the comparable 2007 fiscal period. The increase was primarily the result of account growth, increased sales driven by new and enhanced product and service offerings and the acquisition of the assets of Publishing Enterprises, Incorporated (“Publishing Enterprises”) made during the fourth quarter of 2007.

Net sales of the Marketing and Publishing Services segment increased $67.3 million, or 16%, to $501.4 million during the fiscal year ended January 3, 2009 from $434.1 million for fiscal 2007. This increase was primarily attributable to incremental sales volume generated by operations we acquired in 2008 and 2007 (including Phoenix Color Corp. (“Phoenix Color”)). This increase was offset by lower volume in our educational book component and direct marketing operations.

For the fiscal year ended January 3, 2009, the Scholastic segment reported Adjusted EBITDA of $78.1 million, a decrease of $5.7 million compared to $83.7 million for the prior fiscal year. This decrease was due primarily to higher precious metal costs and an unfavorable shift in jewelry metal mix to lower priced metals.

The Memory Book segment reported Adjusted EBITDA of $143.5 million for the full fiscal year 2008, an increase of $14.6 million compared to $128.9 million for the prior year comparative period. The increase was primarily the result of sales growth, strong operating performance and the incremental impact from the acquisition of the assets of Publishing Enterprises.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $118.3 million for the fiscal year ended January 3, 2009, an increase of $17.9 million compared to $100.4 million during the full fiscal year 2007. This increase was mainly the result of volume generated by the operations acquired in 2008 and 2007 and the impact of facility consolidations and other cost reduction measures, partially offset by lower sales in our educational book component and direct marketing operations.

Fourth Fiscal Quarter 2008

Net sales of the Scholastic segment decreased $1.1 million, or 1%, to $143.9 million for the quarter ended January 3, 2009 from $145.1 million for the fourth quarter ended December 29, 2007. This decrease was primarily attributable to a shift to lower priced metals in our jewelry products.

Net sales of the Memory Book segment decreased $1.3 million, or 5%, to $26.3 million for the fourth quarter of 2008 compared to $27.6 million for the fourth quarter of 2007. This decrease was primarily due to the timing of shipments resulting in lower volumes during the quarter.

Net sales of the Marketing and Publishing Services segment increased $22.0 million, or 21%, to $124.4 million for the fourth quarter of 2008 from $102.4 million for the fourth quarter of 2007. This increase was primarily attributable to incremental sales volume generated by Phoenix Color acquired in the second quarter of 2008. This increase was offset primarily by lower volume in our educational book component operations.

Adjusted EBITDA for the Scholastic segment decreased $1.7 million to $29.5 million for the fourth quarter of 2008 from $31.2 million for the fourth quarter of 2007. This decrease was due to higher gold costs and a shift in metal mix in our jewelry products to lower priced metals.

Adjusted EBITDA for the Memory Book segment was a loss of $3.9 million for the fourth quarter of 2008 compared to a loss of $4.1 million for the prior year comparative period. The improvement of $0.2 million was primarily due to the impact of continued cost reduction initiatives.

Adjusted EBITDA for the Marketing and Publishing Services segment increased $0.9 million, or 4%, to $25.0 million during the fourth quarter of 2008 from $24.1 million in the fourth quarter of 2007. The increase was primarily a result of the inclusion of the volume generated by Phoenix Color, as well the impact of facility consolidations and other cost reductions, partially offset by lower volume in our educational book component operations and an unfavorable product mix in our direct marketing operations.

Consolidated Indebtedness

As of January 3, 2009, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $953.5 million, including $137.0 million of borrowings outstanding under its domestic revolving line of credit. Visant’s cash position at January 3, 2009 totaled $117.6 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $247.2 million, senior notes of $350.0 million and cash of $0.7 million as of January 3, 2009.

The results of Von Hoffmann Holdings, Inc., Von Hoffmann Corporation and Anthology, Inc. subsidiaries have been reclassified on the consolidated statement of operations for all periods presented as a single caption titled “(Loss) income from discontinued operations, net”. These businesses were sold in the second quarter of 2007. Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic — provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

Memory Book — provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

Marketing and Publishing Services — provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: global market and economic conditions and disruptions in credit markets; our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; changes in book buying habits; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
In thousands	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
Net sales	$294,150	$274,498	$1,365,560	$1,270,210
Cost of products sold	152,435	141,167	675,801	623,046

Gross profit	141,715	133,331	689,759	647,164
Selling and administrative expenses	120,988	105,987	463,563	425,521
Loss on disposal of fixed assets	1,052	74	958	629
Special charges (1)	4,845	2,727	14,433	2,922

Operating income	14,830	24,543	210,805	218,092
Interest expense, net	17,818	17,951	69,110	90,185

(Loss) income before income taxes	(2,988)	6,592	141,695	127,907
(Benefit from) provision for income taxes	(422)	3,328	54,647	49,742

(Loss) income from continuing operations	(2,566)	3,264	87,048	78,165
(Loss) income from discontinued operations, net	—	(170)	—	110,732

Net (loss) income	$(2,566)	$3,094	$87,048	$188,897

Adjusted EBITDA (2)	$50,624	$51,212	$339,913	$313,055

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(2,566)	$3,094	$87,048	$188,897
Interest expense, net	17,818	17,951	69,110	90,185
(Benefit from) provision for income taxes	(422)	3,328	54,647	49,742
Depreciation and amortization expense	27,059	22,914	103,018	86,956
Discontinued operations, net	—	170	—	(110,732)

EBITDA	41,889	47,457	313,823	305,048

Special charges (1)	4,845	2,727	14,433	2,922
Loss on disposal of fixed assets	1,052	74	958	629
Other (3)	2,838	954	10,699	4,456

Adjusted EBITDA (2)	$50,624	$51,212	$339,913	$313,055

(1)	Special charges for the fourth quarter ended January 3, 2009 represented $4.7 million of costs associated with the closure of the Pennsauken, New Jersey; Attleboro, Massachusetts; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges include approximately $1.9 million of non-cash costs, including $0.1 million resulting from the write-off of accumulated currency translation balances and $1.8 million of related asset impairment charges. Additionally, Visant incurred approximately $0.1 million of other severance and related benefits charges during the quarter.

Special charges for the fiscal year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey; Attleboro, Massachusetts; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges include approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations and $2.7 million of facility related asset impairment charges. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve-month period.

Special charges for the fourth quarter ended December 29, 2007 represented $2.1 million of severance and related benefits for headcount reductions in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility and $1.0 million related to severance benefits for management executives, offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments.

Special charges for the fiscal year ended December 29, 2007 represented $ 2.3 million of severance and related benefit costs in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to severance benefits for management executives, offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Books segments.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Other charges for the quarter ended January 3, 2009 primarily consisted of $1.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities, $0.8 million of management fees and $0.3 million of other costs that are non-recurring in nature.

For the fiscal year ended January 3, 2009, other charges primarily consisted of $4.7 million of equipment relocation and other costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities as well as certain costs related to the realignment of international operations, $3.3 million of management fees, $1.9 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.8 million of other costs that are non-recurring in nature.

Other charges for the quarter ended December 29, 2007 included $0.7 million of management fees, $0.1 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant and $0.1 million of other costs that are non-recurring in nature.

For the fiscal year ended December 29, 2007, other charges primarily consisted of $3.1 million of management fees, $0.6 million of additional rent in connection with the relocation of certain operating facilities, $0.4 million of non-recurring facility moving costs and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA

	Three months ended
In thousands	January 3, 2009	December 29, 2007	$ Change	% Change
Net sales
Scholastic	$143,934	$145,055	$(1,121)	(1)%
Memory Book	26,319	27,628	(1,309)	(5)%
Marketing and Publishing Services	124,367	102,391	21,976	21%
Inter-segment eliminations	(470)	(576)	106	NM

	$294,150	$274,498	$19,652	7%

Adjusted EBITDA
Scholastic	$29,474	$31,197	$(1,723)	(6)%
Memory Book	(3,856)	(4,117)	261	6%
Marketing and Publishing Services	25,006	24,132	874	4%

	$50,624	$51,212	$(588)	(1)%

NM = not meaningful

	Twelve months ended
In thousands	January 3, 2009	December 29, 2007	$ Change	% Change
Net sales
Scholastic	$472,405	$465,439	$6,966	1%
Memory Book	393,309	372,063	21,246	6%
Marketing and Publishing Services	501,374	434,057	67,317	16%
Inter-segment eliminations	(1,528)	(1,349)	(179)	NM

	$1,365,560	$1,270,210	$95,350	8%

Adjusted EBITDA
Scholastic	$78,061	$83,742	$(5,681)	(7)%
Memory Book	143,544	128,913	14,631	11%
Marketing and Publishing Services	118,308	100,400	17,908	18%

	$339,913	$313,055	$26,858	9%

NM = not meaningful